                                                                   EXHIBIT 14(a)



                           THOMPSON PLUMB FUNDS, INC.

                          INDIVIDUAL RETIREMENT ACCOUNT

                            HOW TO ESTABLISH YOUR IRA


     Read the Disclosure Statement, the Custodial Agreement for the type of IRA you wish to establish (i.e. Traditional, Roth, and/or Education IRA) and the prospectus(es) for the fund(s) you select to invest your IRA contributions.

     For each IRA being established (each spouse must establish a separate IRA), complete the application contained in this IRA kit. Make sure you provide all the information requested including your investment instructions and sign where indicated. If you require extra forms, you may make photostatic copies or request them by calling Thompson Plumb Funds.

     You must send your check (minimum $250 investment) along with your IRA Application and investment instructions to:

                        Firstar Trust Company, Custodian
                            Thompson Plumb Funds IRA
                                  P.O. Box 701
                         Milwaukee, Wisconsin 53201-0701

Subsequent IRA contributions are also sent to the Custodian at this address.

     To transfer from an existing IRA to a Thompson Plumb Funds IRA, request an IRA transfer form from the Custodian by calling toll free at 1-800-499-0079, or Thompson Plumb Funds at 1- 800-999-0887.

     The Firstar Trust Company will establish an individual retirement account for you which will be registered under your name and social security number. IRA contributions will be invested by the Custodian in accordance with the instructions contained in your Application. You will receive statements for each transaction you make.

     Refer to the prospectus for the mutual fund shares you intend to purchase for detailed information concerning the mutual fund. The growth in value of the mutual fund shares held in your account can neither be guaranteed nor projected.

     For further information call Thompson Plumb Funds at 1-800-999-0887, or the Custodian at 1-800-499-0079.




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                           THOMPSON PLUMB FUNDS, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT
                              DISCLOSURE STATEMENT

GENERAL INFORMATION

Please read the following information together with the Individual Retirement Account Custodial Agreement(s) and the Prospectus(es) for the fund(s) you select for investment of IRA contributions.

GENERAL PRINCIPLES

1.   ARE THERE DIFFERENT TYPES OF IRAS?

Yes. Upon creation of an IRA, you must designate whether the IRA will be a Traditional IRA, a Roth IRA, or an Education IRA. (In addition, there are SEP-IRAs and SIMPLE IRAs, which are discussed in the Disclosure Statement for Traditional IRAs).

      - In a Traditional IRA, amounts contributed to the IRA may be tax deductible at the time of contribution. Distributions from the IRA will be taxed at distribution except to the extent that the distribution represents a return of your own contributions for which you did not claim (or where not eligible to claim) a deduction.

      - In a Roth IRA, amounts contributed to your IRA are taxed at the time of contribution, but distributions from the IRA generally are not subject to tax if you have held the IRA for certain minimum periods of time (generally, until age 59-1/2 but in some cases longer).

      - In an Education IRA, you contribute to an IRA maintained on behalf of a beneficiary and do not receive a current deduction. However, if amounts are used for certain educational purposes, neither you nor the beneficiary of the IRA are taxed upon distribution.

Each type of IRA is a custodial account created for the exclusive benefit of the beneficiary you (or your spouse) in the case of the Traditional IRA and Roth IRA, and a named beneficiary in the case of an Education IRA. Firstar Trust Company serves as custodian of the IRA. Your, your spouse's or your beneficiary's (as applicable) interest in the account is nonforfeitable.

2.   CAN I REVOKE MY ACCOUNT?

This account may be revoked any time within seven calendar days after it is established by mailing or delivering a written request for revocation to:
Thompson Plumb Funds, Inc., c/o Firstar Trust Company, 615 East Michigan Street, 3rd Floor, Milwaukee, Wisconsin 53202, Attention: Mutual Fund Department. If the revocation is mailed, the date of the postmark (or the date of certification if sent by certified or registered mail) will be considered the revocation date. Upon proper revocation, a full refund of the initial contribution will be issued, without any adjustments for items such as administrative fees or fluctuations in market value. You may always revoke your account after this time, but the amounts distributed to you will be subject to the tax rules applicable upon distribution from an IRA account as discussed below. (While current regulations technically only extend the right to revoke to Traditional IRAs, it has been assumed that that right applies to all Roth and Education IRAs as well and such IRAs will thus be administered consistent with that interpretation until the IRS issues guidance to the contrary.)

3.   HOW WILL MY ACCOUNT BE INVESTED?

Contributions made to an IRA will be invested, at your election, in one or more of the regulated investment companies for which Thompson, Plumb & Associates, Inc. serves as Investment Advisor or any other regulated investment company designated by Thompson, Plumb & Associates, Inc.. No part of the IRA may be invested in life insurance contracts; further, the assets of the IRA may not be commingled with other property.

Information about the shares of each mutual fund available for investment by your IRA must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning your mutual fund. You may obtain further information concerning IRAs from any District Office of the Internal Revenue Service.

Fees and other expenses of maintaining the account may be charged to you or the account. The Custodian's current fee schedule follows. The fee schedule may be changed from time to time.

     Transfer to successor trustee                                        $15.00



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     Distribution to a participant                                        15.00

         (exclusive of systematic withdrawal plans)

     Refund of excess contribution                                        15.00

     Federal wire fee                                                     12.00

     Traditional & Roth IRA annual maintenance fee
         per account                                                      12.50*

     Education IRA annual maintenance fee
         per account                                                       5 00*

*capped at $25.00 per social security number.


                    INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE
                                    STATEMENT
                              FOR TRADITIONAL IRAS

1.   AM I ELIGIBLE TO CONTRIBUTE TO A TRADITIONAL
     IRA?

Employees with compensation income and self-employed individuals with earned income are eligible to contribute to a Traditional IRA. (For convenience, all future references to compensation are deemed to mean "earned income" in the case of a self-employed individual.) Employers may also contribute to Traditional IRAs established for the benefit of their employees. In addition, you may establish a Traditional IRA to receive rollover contributions and transfers from the trustee or custodian of another Traditional IRA or the custodian or trustee of certain other retirement plans.

2.   WHEN CAN I MAKE CONTRIBUTIONS?

You may make regular contributions to your Traditional IRA any time up to and including the due date for filing your tax return for the year, not including extensions. You may continue to make regular contributions to your Traditional IRA up to (but not including) the calendar year in which you reach age 70-1/2. (If you are over age 70-1/2 but your spouse has not yet attained that age, contributions to your spouse's Traditional IRA may continue so long as you and your spouse, based on a joint tax return, have sufficient compensation income.) Employer contributions to a Simplified Employee Pension Plan or a SIMPLE Plan may be continued after you attain age 70-1/2. Eligible rollover contributions and transfers may be made at any time, including after you reach age 70-1/2.

3.   HOW MUCH MAY I CONTRIBUTE TO A TRADITIONAL
     IRA?

You may make annual contributions to a Traditional IRA in any amount up to 100% of your compensation for the year or $2,000, whichever is less. The $2,000 limitation is reduced by contributions you make to a Roth IRA, but is not reduced by contributions to an Educational IRA for the benefit of another taxpayer. Qualifying rollover contributions and transfers are not subject to these limitations.

In addition, if you are married and file a joint return, you may make contributions to your spouse's Traditional IRA. However, the maximum amount contributed to both your own and to your spouse's Traditional IRA may not exceed 100% of your combined compensation or $4,000, whichever is less. The maximum amount that may be contributed to either your Traditional IRA or your spouse's Traditional IRA is $2,000. Again, these dollar limits are reduced by any contributions you or your spouse make to a Roth IRA, but are not affected by contributions either of you make to an Education IRA for the benefit of another taxpayer.

If you are the beneficiary of an Education IRA, certain additional limits may apply to you. Please contact your tax advisor for more information.

4.   CAN I ROLL OVER OR TRANSFER AMOUNTS FROM
     OTHER IRAS OR EMPLOYER PLANS?

You are allowed to "roll over" a distribution or transfer your assets from one Traditional IRA to another without any tax liability. Rollovers between Traditional IRAs may be made once per year and must be accomplished within 60 days after the distribution. Also, under certain conditions, you may roll over (tax-free) all or a portion of a distribution received from a qualified plan or tax-sheltered annuity in which you participate or in which your deceased spouse participated. However, strict limitations apply to such rollovers, and you should seek competent advice in order to comply with all of the rules governing rollovers.



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Most distributions from qualified retirement plans will be subject to a 20%
withholding requirement. The 20% withholding can be avoided by electing a "direct rollover" of the distribution to a Traditional IRA or to certain other types of retirement plans. You should receive more information regarding these withholding rules and whether your distribution can be transferred to a Traditional IRA from the plan administrator prior to receiving your distribution. (Note that legislation pending as of this printing would deny your ability to roll over a hardship distribution from an employer's plan to your IRA.)

5.   ARE MY CONTRIBUTIONS TO A TRADITIONAL IRA TAX
     DEDUCTIBLE?

Although you may make a contribution to a Traditional IRA within the limitations described above, all or a portion of your contribution may be nondeductible. No deduction is allowed for a rollover contribution (including a "direct rollover") or transfer. For "regular" contributions, the taxability of your contribution depends upon your tax filing status, whether you (and in some cases your spouse) are an "active participant" in an employer-sponsored retirement plan, and your income level.

If you are not married (including a taxpayer filing under the "head of household" status), the following rules apply:

      - If you are not an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above).

      - If you are an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above) if your adjusted gross income (as defined below) does not exceed $30,000 for 1998. If your 1998 adjusted gross income is between $30,000 and $40,000, your deduction will be limited as described below. If your adjusted gross income exceeds $40,000, your contribution will not be deductible. After 1998, the deductibility of a contribution is as follows:


            Eligible to Make A        Eligible To Make A          Not Eligible
                Deductible           Partially Deductible          To Make A
Year        Contribution If AGI      Contribution If AGI          Deductible
             Less Than Or Equal             Between             Contribution If
                     To                                             AGI Over
--------------------------------------------------------------------------------
1999               $31,000            $31,001 - $40,999             $41,000
2000               $32,000            $32,001 - $41,999             $42,000
2001               $33,000            $33,001 - $42,999             $43,000
2002               $34,000            $34,001 - $43,999             $44,000
2003               $40,000            $40,001 - $49,999             $50,000
2004               $45,000            $45,001 - $54,999             $55,000
2005 and           $50,000            $50,001 - $59,999             $60,000
thereafter


If you are married, the following rules apply:

      - If you and your spouse file a joint tax return and neither you nor your spouse is an "active participant" in an employer-sponsored retirement plan, you and your spouse may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above).

      - If you and your spouse file a joint tax return and both you and your spouse are "active participants" in employer-sponsored retirement plans, you and your spouse may make fully deductible contributions to a Traditional IRA (up to the contribution limits described above, if your 1998 combined adjusted gross income (as defined below) does not exceed $50,000. If your 1998 adjusted gross income is between $50,000 and $60,000, your deduction will be limited as described below. If your adjusted gross income exceeds $60,000, your contribution will not be deductible. After 1998, the deductibility of a contribution is as follows:


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

            Eligible to Make A        Eligible To Make A          Not Eligible
                Deductible           Partially Deductible          To Make A
Year        Contribution If AGI      Contribution If AGI          Deductible
             Less Than Or Equal             Between             Contribution If
                     To                                             AGI Over
--------------------------------------------------------------------------------
1999              $51,000              $51,001 - $60,999             $61,000
2000              $52,000              $52,001 - $61,999             $62,000
2001              $53,000              $53,001 - $62,999             $63,000
2002              $54,000              $54,001 - $63,999             $64,000
2003              $60,000              $60,001 - $69,999             $70,000
2004              $65,000              $65,001 - $74,999             $75,000
2005              $70,000              $71,001 - $79,999             $80,000
2006              $75,000              $75,001 - $84,999             $85,000
2007 and          $80,000              $80,001 - $99,999            $100,000
thereafter

      - If you and your spouse file a joint tax return and only one of you is an "active participant" in an employer-sponsored retirement plan, special rules apply. If your spouse is the "active participant", a fully deductible contribution can be made to your IRA (up to the contribution limits described above) if your combined adjusted gross income does not exceed $150,000. If your combined adjusted gross income is between $150,000 and $160,000, your deduction will be limited as described below. If your combined adjusted gross income exceeds $160,000, your contribution will not be deductible. Your spouse, as an active participant in an employer-sponsored retirement plan, may make a fully deductible contribution to a Traditional IRA if your 1998 combined adjusted gross income does not exceed $50,000 (with a partial deduction being available if 1998 combined adjusted gross income is between $50,000 and $60,000). Conversely, if you are an "active participant" and your spouse is not, a contribution to your Traditional IRA will be deductible if your 1998 combined adjusted gross income does not exceed $50,000 (with a partial deduction being available if 1998 combined adjusted gross income is between $50,000 and $60,000). After 1998, the $50,000 and $60,000 amounts are adjusted in the manner described in the preceding table; the $150,000 and $160,000 amounts are not adjusted.

      - If you are married and file a separate return and are not an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above). If you are married and filing separately and are an "active participant" in an employer-sponsored retirement plan, you may not make a fully deductible contribution to a Traditional IRA. A partial deduction is available if your 1998 adjusted gross income is less than $10,000. This amount is not adjusted for cost-of-living changes or otherwise.

An employer-sponsored retirement plan includes any of the following types of retirement plans:

      - a qualified pension, profit-sharing, or stock bonus plan established in accordance with IRC 401(a) or 401(k);

      -    a Simplified Employee Pension Plan (SEP) (IRC 408(k));

      - a deferred compensation plan maintained by a governmental unit or agency;

      - tax-sheltered annuities and custodial accounts (IRC 403(b) and 403(b)(7));

      -    a qualified annuity plan under IRC Section 403(a); or

      - a Savings Incentive Match Plan for Employees of Small Employers (SIMPLE Plan).

Generally, you are considered an "active participant" in a defined contribution plan if an employer contribution or forfeiture was credited to your account during the year. You are considered an "active participant" in a defined benefit plan if you are eligible to participate in a plan, even though you elect not to participate. You are also treated as an "active participant" if you make a voluntary or mandatory contribution to any type of plan, even if your employer makes no contribution to the plan.

For purposes of these rules, adjusted gross income (l) is determined without regard to the exclusions from income arising under Section 135 (exclusion of certain


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savings bond interest), Section 137 (exclusion of certain employer provided adoption expenses) and Section 911 (certain exclusions applicable to U.S. citizens or residents living abroad) of the Code; (2) is not reduced for any deduction that you may be entitled to for IRA contributions, and (3) takes into account the passive loss limitations under Section 469 of the Code and any taxable benefits under the Social Security Act and Railroad Retirement Act as determined in accordance with Section 86 of the Code.

Please note that the deduction limits are not the same as the contribution limits. You can contribute to your Traditional IRA in any amount up to the contribution limits described above (the lesser of $2,000 or 100 percent of your compensation income). The amount of your contribution that is deductible for federal income tax purposes is based upon the rules described in this section. If you (or where applicable, your spouse) is an "active participant" in an employer-sponsored retirement plan, you can use the following steps to calculate whether your contribution will be fully or partially deductible:

     (a) Subtract the applicable income limit from your adjusted gross income as determined above. (For example, if you are a single taxpayer, your 1998 income limit is $30,000.) If the result is $10,000 or more (after 2006, $20,000 or more for a married individual filing jointly), you can only make a nondeductible contribution to your Traditional IRA.

     (b) Divide the above figure by $10,000 (after 2006, $20,000 for a married individual filing jointly), and multiply that percentage by $2,000.

     (c) Subtract the dollar amount (result from (b) above) from $2,000 to determine the amount that is deductible.

If the deduction limit is not a multiple of $10 then it should be rounded up to the next $10. If you are eligible to make any deductible contribution, you may make a $200 minimum deductible contribution.

Even if your income exceeds the limits described above, you may make a contribution to your IRA up to the contribution limitations described in Item 3 above. To the extent that your contribution exceeds the deductible limits, it will be nondeductible. However, earnings on all IRA contributions are tax deferred until distribution.

6.   WHAT IF I MAKE AN EXCESS CONTRIBUTION?

Contributions that exceed the allowable maximum for federal income tax purposes are treated as excess contributions. A nondeductible penalty tax of 6% of the excess amount contributed will be added to your income tax for each year in which the excess contribution remains in your account.

7.   HOW DO I CORRECT AN EXCESS CONTRIBUTION?

If you make a contribution in excess of your allowable maximum, you may correct the excess contribution and avoid the 6% penalty tax for that year by withdrawing the excess contribution and its earnings on or before the date, including extensions, for filing your tax return for the tax year for which the contribution was made. Any earnings on the withdrawn excess contribution may be subject to a 10% early distribution penalty tax if you are under age 59-1/2. In addition, in certain cases an excess contribution may be withdrawn after the time for filing your tax return. Finally, excess contributions for one year may be carried forward and applied against the contribution limitation in succeeding years.

8. CAN A SIMPLIFIED EMPLOYEE PENSION PLAN BE USED IN CONJUNCTION WITH A TRADITIONAL IRA?

A Traditional IRA may also be used in connection with a Simplified Employee Pension Plan established by your employer (or by you if you are self-employed). In addition, if your SEP Plan as in effect on December 31,1996 permitted salary reduction contributions, you may elect to have your employer make salary reduction contributions. Several limitations on the amount that may be contributed apply. First, salary reduction contributions (for plans that are eligible) may not exceed $10,000 per year (certain lower limits may apply for highly compensated employees). The $10,000 limit applies for 1998 and is adjusted periodically for cost of living increases. Second, the combination of all contributions for any year (including employer contributions and, if your SEP Plan is eligible, salary reduction contributions) cannot exceed 15 percent of compensation (disregarding for this purpose compensation in excess of $160,000 per year). The $160,000 compensation limit applies for 1998 and is adjusted periodically for cost of living increases. A number of special rules apply to SEP Plans, including


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



a requirement that contributions generally be made on behalf of all employees of the employer (including for this purpose a sole proprietorship or partnership) who satisfy certain minimum participation requirements. It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SEP Plan.

9. CAN A SAVINGS AND INCENTIVE MATCH PLAN FOR EMPLOYEES OF SMALL EMPLOYERS ("SIMPLE") BE USED IN CONJUNCTION WITH A TRADITIONAL IRA?

A Traditional IRA may also be used in connection with a SIMPLE Plan established by your employer (or by you if you are self-employed). When this is done, the IRA is known as a SIMPLE IRA, although it is similar to a Traditional IRA with the exceptions described below. Under a SIMPLE Plan, you may elect to have your employer make salary reduction contributions of up to $6,000 per year to your SIMPLE IRA. The $6,000 limit applies for 1998 and is adjusted periodically for cost of living increases. In addition, your employer will contribute certain amounts to your SIMPLE IRA, either as a matching contribution to those participants who make salary reduction contributions or as a non-elective contribution to all eligible participants whether or not making salary reduction contributions. A number of special rules apply to SIMPLE Plans, including (l) a SIMPLE Plan generally is available only to employers with fewer than 100 employees, (2) contributions must be made on behalf of all employees of the employer (other than bargaining unit employees) who satisfy certain minimum participation requirements, (3) contributions are made to a special SIMPLE IRA that is separate and apart from your other IRAs, (4) if you withdraw from your SIMPLE IRA during the two-year period during which you first began participation in the SIMPLE Plan, the early distribution excise tax (if otherwise applicable) is increased to 25 percent; and (5) during this two-year period, any amount withdrawn may be rolled over tax-free only into another SIMPLE IRA (but not to a Traditional IRA (that is not a SIMPLE IRA) or to a Roth IRA). It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SIMPLE Plan.

10.  WHAT FORMS OF DISTRIBUTION ARE AVAILABLE FROM
     A TRADITIONAL IRA?

You may at any time request distribution of all or any portion of your account. However, distributions made prior to your attainment of age 59-1/2 may be subject to an additional 10 percent penalty tax. Once you reach your "required beginning date" (see Item 11 below), distribution of your account may be made in any one of three methods:

     (a) a lump-sum distribution,

     (b) installments over a period not extending beyond your life expectancy (as determined by actuarial tables), or

     (c) installments over a period not extending beyond the joint life expectancy of you and your designated beneficiary (as determined by actuarial tables).

You may also use your account balance to purchase an annuity contract, in which case your custodial account will terminate.

11.  WHEN MUST DISTRIBUTIONS FROM A TRADITIONAL
     IRA BEGIN?

You must begin receiving the assets in your account no later than April 1 following the calendar year in which you reach age 70-1/2 (your "required beginning date"). In general, the minimum amount that must be distributed each year is equal to the amount obtained by dividing the balance in your Traditional IRA on the last day of the prior year (or the last day of the year prior to the year in which you attain age 70-1/2) by your life expectancy, the joint life expectancy of you and your beneficiary, or the specified payment term, whichever is applicable. A federal tax penalty may be imposed against you if the required minimum distribution is not made for the year you reach age 70-1/2 and for each year thereafter. The penalty is equal to 50% of the amount by which the actual distribution is less than the required minimum.

You should notify the Custodian in writing of how you would like to receive your distributions prior to December 31 of the year in which you reach age 70-1/2. If you do not elect a distribution method by April 1 following the year in which you reach age 70-1/2, a minimum distribution will be made by that date and by each December 31 thereafter in an amount necessary to satisfy the minimum distribution rules.


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(See Paragraph 2 of Article VIII of the Traditional IRA Custodial Agreement for
more details.)

Unless you or your spouse elects otherwise, your life expectancy and/or the life expectancy of your spouse will be recalculated annually. (The election, if you choose to make it, must be made by your required beginning date.) Once you reach your required beginning date, an election not to recalculate life expectancy(ies) is irrevocable and will apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

If you have two or more Traditional IRAs, you may satisfy the minimum distribution requirements by receiving a distribution from one of your Traditional IRAs in an amount sufficient to satisfy the minimum distribution requirements for your other Traditional IRAs. You must still calculate the required minimum distribution separately for each Traditional IRA, but then such amounts may be totaled and the total distribution taken from one or more of your individual Traditional IRAs.

Distribution from your Traditional IRA must satisfy the special "incidental death benefit" rules of the Internal Revenue Code. These provisions set forth certain limitations on the joint life expectancy of you and your beneficiary. If your beneficiary is not your spouse, your beneficiary will be generally considered to be no more than 10 years younger than you for the purpose of calculating the minimum amount that must be distributed.

12.  ARE THERE DISTRIBUTION RULES THAT APPLY AFTER
     MY DEATH?

Yes. If you die before receiving the balance of your Traditional IRA, distribution of your remaining account balance is subject to several special rules. If you die on or after your required beginning date, distribution must continue in a method at least as rapid as under the method of distribution in effect at your death. If you die before your required beginning date, your remaining interest will, at the election of your beneficiary or beneficiaries,
(i) be distributed by December 31 of the year in which occurs the fifth anniversary of your death, or (ii) commence to be distributed by December 31 of the year following your death over a period not exceeding the life or life expectancy of your designated beneficiary or beneficiaries (except that if your beneficiary is your spouse, payments must begin by December 31 of the year you would have attained age 70-1/2, if later).

Your beneficiary must elect to receive distributions under one of the two options above by December 31 of the year following the year of your death. If your beneficiary does not make a timely election, option (i) will apply if your beneficiary is anyone other than your surviving spouse, and option (ii) will apply if the beneficiary is your surviving spouse. Alternatively, if your beneficiary is your surviving spouse, he or she may elect to treat the IRA as his or her own, in which case distributions will be required to commence by April 1 following the calendar year in which your surviving spouse attains age 70-1/2.

13.  HOW ARE DISTRIBUTIONS FROM A TRADITIONAL IRA
     TAXED FOR FEDERAL INCOME TAX PURPOSES?

Amounts distributed to you are generally includable in your gross income in the taxable year you receive them and are taxable as ordinary income. To the extent, however, that any part of a distribution constitutes a return of your nondeductible contributions, it will not be included in your income. The amount of any distribution excludable from income is the portion that bears the same ratio as your aggregate nondeductible contributions bear to the balance of your Traditional IRA at the end of the year (calculated after adding back distributions during the year). For this purpose, all of your Traditional IRAs are treated as a single Traditional IRA. Furthermore, all distributions from a Traditional IRA during a taxable year are to be treated as one distribution. The aggregate amount of distributions excludable from income for all years cannot exceed the aggregate nondeductible contributions for all calendar years.

No distribution to you or anyone else from a Traditional IRA can qualify for capital gains treatment under the federal income tax laws. Similarly, you are not entitled to the special five- or ten-year averaging rule for lump-sum distributions that may be available to persons receiving distributions from certain other types of retirement plans. All distributions are taxed to the recipient as ordinary income except the portion of a distribution that represents a return of nondeductible contributions. Historically, so-called "excess distributions" to you as well as "excess accumulations" remaining in your account as of your date of death were subject to additional taxes. These additional taxes no longer apply.


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



You must indicate on distribution requests whether or not federal income taxes should be withheld. Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding.

Any distribution that is properly rolled over will not be includable in your gross income.

14.  ARE THERE PENALTIES FOR EARLY DISTRIBUTION FROM
     A TRADITIONAL IRA?

Distributions from your Traditional IRA made before age 591/2 will be subject (in addition to ordinary income tax) to a 10% nondeductible penalty tax unless
(i) the distribution is a return of nondeductible contributions, (ii) the distribution is made because of your death, disability, or as part of a series of substantially equal periodic payments over your life expectancy or the joint life expectancy of you and your beneficiary, (iii) the distribution is made for medical expenses in excess of 7.5% of adjusted gross income or is made for reimbursement of medical premiums while you are unemployed, (iv) the distribution is made to pay for certain higher education expenses for you, your spouse, your child, your grandchild, or the child or grandchild of your spouse,
(v) subject to various limits, the distribution is used to purchase a first home or, in limited cases, a second or subsequent home for you, your spouse, or your or your spouse's child, grandchild or ancestor, or (vi) the distribution is an exempt withdrawal of an excess contribution. The penalty tax may also be avoided if the distribution is rolled over to another individual retirement account. See
Item 9 above for special rules applicable to distributions from a SIMPLE IRA.

15. WHAT IF I ENGAGE IN A PROHIBITED TRANSACTION?

If you engage in a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code, your account will be disqualified and the entire balance in your account will be treated as if distributed to you and will be taxable to you as ordinary income. Examples of prohibited transactions are:

     (a) the sale, exchange, or leasing of any property between you and your account,

     (b) the lending of money or other extensions of credit between you and your account,

     (c) the furnishing of goods, services, or facilities between you and your account.

If you are under age 59-1/2, you may also be subject to the 10% penalty tax on early distributions.

16.  WHAT IF I PLEDGE MY ACCOUNT?

If you use (pledge) all or part of your Traditional IRA as security for a loan, then the portion so pledged will be treated as if distributed to you and will be taxable to you as ordinary income during the year in which you make such pledge. The 10% penalty tax on early distributions may also apply.

17.  HOW ARE CONTRIBUTIONS TO A TRADITIONAL IRA
     REPORTED FOR FEDERAL TAX PURPOSES?

Deductible contributions to your Traditional IRA may be claimed as a deduction on your IRS Form 1040 for the taxable year contributed. If any nondeductible contributions are made by you during a tax year, such amounts must be reported on Form 8606 and attached to your Federal Income Tax Return for the year contributed. If you report a nondeductible contribution to your Traditional IRA and do not make the contribution, you will be subject to a $100 penalty for each overstatement unless a reasonable cause is shown for not contributing. Other reporting will be required by you in the event that special taxes or penalties described herein are due. You must also file Form 5329 with the IRS for each taxable year in which the contribution limits are exceeded, a premature distribution takes place, or less than the required minimum amount is distributed from your Traditional IRA.

18.  HOW ARE EARNINGS ON MY ACCOUNT CALCULATED
     AND ALLOCATED?

The method of computing and allocating annual earnings is set forth in Article Vlll, Section 1 of the Individual Retirement Account Custodial Agreement. The growth in value of your IRA is neither guaranteed nor projected.

19.  FORM OF TRADITIONAL CUSTODIAL AGREEMENT.

Your Individual Retirement Account Custodial Agreement is established using the provisions in IRS Form 5305-A, Individual Retirement Custodial Account, which has been approved as to form by the

Internal Revenue Service. The Internal Revenue Service approval is a determination only as to the form of the IRA and does not represent a determination of the merits of the IRA as adopted by you or an endorsement of the investment funds selected. You may obtain further information with respect to your Individual Retirement Account from any district office of the Internal Revenue Service.

20.  INCOME TAX WITHHOLDING

You must indicate on distribution requests whether or not federal income taxes should be withheld. Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding.

21.  OTHER INFORMATION

Information about the shares of each mutual fund available for investment by your IRA must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning your mutual fund. You may obtain further information concerning IRAs from any District Office of the Internal Revenue Service and/or from IRS Publication 590, Individual Retirement Arrangements.

                   TRADITIONAL INDIVIDUAL RETIREMENT CUSTODIAL
                                ACCOUNT AGREEMENT
                                 IRS FORM 5305-A
                             (REVISED JANUARY 1998)

By executing the IRA Application, the IRA applicant (the "Depositor") and Firstar Trust Company (the "Custodian") make the following agreement establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code):

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in
Section 408(k).

ARTICLE II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III

      1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

      2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

ARTICLE IV

      1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations
           Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

      2. Unless otherwise elected by the time distributions are required to begin to the Depositor under Paragraph 3, or to the surviving spouse under Paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

      3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70-1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

         (a)  A single sum payment.

         (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

         (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

         (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

         (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

     4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

         (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Paragraph 3.

         (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

              (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

              (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however the beneficiary is the Depositor's surviving spouse then this distribution is not required to begin before December 31 of the year in which the Depositor would have reached age 70-1/2.

         (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

         (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

     5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

     6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38,1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

     1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under
          Section 408(i) and Regulations Section 1.408-5 and 1.408-6.

     2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and the related regulations will be invalid.

ARTICLE VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and Custodian.

ARTICLE VIII

(Additional provisions agreed to by the Depositor and Custodian to complete this Agreement.)

1.   Investment of Account Assets

     (a) All contributions to the custodial account shall be invested in the shares of the Thompson Plumb Funds, Inc. or, if available, any other series of Thompson Plumb Funds, Inc. or other regulated investment companies for which Thompson, Plumb & Associates, Inc. serves as Investment Advisor or designates as being eligible for investment ("Investment Company"). Shares of stock of an Investment Company shall be referred to as "Investment Company Shares." To the extent that two or more funds are available for investment, contributions shall be invested in accordance with the Depositor's investment election.

     (b) Each contribution to the custodial account shall identify the Depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

     (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares including both dividend and capital gain distributions, held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

     (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the custodial account and the Custodian shall not vote any such shares, except upon written direction of the Depositor, timely received, in a form acceptable to the Custodian. The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the custodial account received by the Custodian.

     (e) The Depositor may, at any time, by written notice to the Custodian, in a form acceptable to the Custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment Company upon the terms and within the limitations imposed by then current prospectus of such other Investment Company in which the Depositor elects to invest. By giving such instructions, the Depositor will be deemed to have acknowledged receipt of such prospectus. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

     (f) Neither the Custodian nor the Investment Company shall have any liability in connection with investment choices made by the Depositor or the Depositor's beneficiaries, as applicable.

2.   Distributions

     (a) The Custodian shall, from time to time, subject to the provisions of
         Article IV, make distributions out of the custodial account to the Depositor, in such manner and amounts as may be specified in written instructions of the Depositor. All such instructions shall be deemed to constitute a certification by the Depositor that the distribution so directed is one that the Depositor is permitted to receive.

     (b) If allowable under applicable law, then notwithstanding the foregoing, upon the Depositor's death the distribution rules set forth in Article IV will not apply if the Depositor's spouse is the beneficiary and he or she elects to treat the account as his or her own. In such case the spouse will be deemed to be the Depositor under this Agreement.

     (c) Unless Paragraph 2(b) above is applicable, upon the Depositor's death the election of either option (i) or option (ii) under Paragraph 4(b) of Article IV must be made by December 31 of the year following the year of the Depositor's death. If the beneficiary or beneficiaries do not elect either of the distribution options described in Paragraph 4(b)(i) and 4(b)(ii) of Article IV by such date, distribution will be made in accordance with Paragraph 4(b)(ii) of Article IV if beneficiary is the Depositor's surviving spouse and in accordance with Paragraph 4(b)(i) of Article IV if the beneficiary or beneficiaries include anyone other than the surviving spouse.

     (d) If the Depositor does not choose any of the methods of distribution described in Paragraphs 3(a) through 3(e) of Article IV by the April 1 following the calendar year in which he or she reaches age 70-1/2, then by that date, and by each December 31 thereafter, distribution to the Depositor will be made only in such amounts as will satisfy the requirements of the minimum distribution rules in Paragraph 1 of
         Article IV above, based on the joint life expectancy of the Depositor and his or her designated beneficiary (or based on the Depositor's sole life expectancy if the Depositor has no designated beneficiary, or is treated as having no designated beneficiary for purposes of the above described rules).

     (e) Neither the Custodian nor the Investment Company shall have any liability with respect to any contribution to the custodial account, any investment of assets in the custodial account, or any distribution therefrom pursuant to instructions received from the Depositor (or beneficiary) or in accordance with this Agreement, or for any consequences to the Depositor or beneficiary arising from such contribution, investments or distributions including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian or Investment Company be under any duty to make any inquiry or investigation with respect thereto.

3.   Amendment and Termination

     (a) Thompson, Plumb & Associates, Inc., the Investment Advisor for the Investment Company, may amend the custodial account Agreement (including retroactive amendments) by delivering to Custodian and to the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Custodian and the Depositor shall be deemed to have consented to any such amendment not objected to in writing by the Custodian or Depositor as applicable within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the Depositor or his or her beneficiaries.

     (b) The Depositor may terminate the custodial account at any time by delivering to the Custodian a written notice of such termination.

     (c) The custodial account shall automatically terminate upon distribution to the Depositor or his or her beneficiaries of its entire balance.

4.   Taxes and Custodial Fees

Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the custodial account and any transfer taxes incurred shall be paid from the custodial account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, in connection with the custodial account, and the Custodian's compensation shall be paid from the custodial account, unless otherwise paid by the Depositor or his or her beneficiaries. Sufficient shares will be liquidated from the custodial account to pay such fees and expenses.

The Custodian's fees are set forth in a schedule provided to the Depositor. Extraordinary charges resulting from unusual administrative responsibilities not contemplated by the schedule will be subject to such additional charges as will reasonably compensate the Custodian. Fees for refund of excess contributions, transferring to a successor trustee or custodian, or redemption/reinvestment of Investment Company Shares will be deducted from the refund or redemption proceeds and the remaining balance will be remitted to the Depositor, or reinvested or transferred in accordance with the Depositor's instructions.

5.   Reports and Notices

     (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the Custodian shall provide to the Depositor or his or her legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

     (b) All communications or notices shall be deemed to be given upon receipt by the Custodian at: Firstar Trust Company, P.O. Box 701, Milwaukee, Wisconsin 53201-0701 or the Depositor at his or her most recent address shown in the Custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

6.   Designation of Beneficiary

The Depositor may designate a beneficiary or beneficiaries to receive benefits from the custodial account in the event of the Depositor's death. In the event the Depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

     (a) The spouse of the Depositor;

     (b) If the spouse shall predecease the Depositor or if the Depositor does not have a spouse, then to the Depositor's estate.

         The Depositor may also change or revoke any previously made designation of beneficiary. A designation or change or revocation of a designation shall be made by written notice in a form acceptable to and filed with the Custodian, prior to the complete distribution of the balance in the custodial account. The last such designation on file at the time of the Depositor's death shall govern. If a beneficiary dies after the Depositor, but prior to receiving his or her entire interest in the custodial account, the remaining interest in the custodial account shall be paid to the beneficiary's estate.

         The Depositor accepts sole responsibility for any payment made pursuant to the Depositor's beneficiary designation, the provisions of the Custodial Agreement absent any such designation, and/or the provisions of any applicable community or marital property law.

7.   Multiple Individual Retirement Accounts

In the event the Depositor maintains more than one individual retirement account (as defined in Section 408(a)) and elects to satisfy his or her minimum distribution requirements described in Article IV above by making a distribution for another individual retirement account in accordance with Item 6 thereof, the Depositor shall be deemed to have elected to calculate the amount of his or her minimum distribution under this custodial account in the same manner as under the individual retirement account from which the distribution is made.

8.   Inalienability of Benefits

The benefits provided under this custodial account nor the assets held therein shall be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits or assets to be so subjected shall not be recognized except to the extent as may be required by law.

9.   Rollover Contributions and Transfers

The Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

10.  Conflict in Provisions

To the extent that any provisions of this Article VIII shall conflict with the provisions of Articles IV, V and/or VII, the provisions of this Article VIII shall govern. If any provision of this Article VIII shall be determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11.  Applicable State Law

     This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin.

12.  Resignation or Removal of Custodian

The Custodian may resign at any time upon thirty (30) days notice in writing to the Investment Company. Upon such resignation, the Investment Company shall notify the Depositor, and shall appoint a successor custodian under this Agreement. The Depositor or the Investment Company at any time may remove the Custodian upon 30 days written notice to that effect in a form acceptable to and filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of Section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial Account. The Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, and where necessary may liquidate shares in the Custodial Account for such payments. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor Custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

13.  Limitation on Custodian and Investment Company
     Responsibilities

Neither the Custodian, nor the Investment Company, will under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian or Investment Company incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Further, neither the Custodian nor the Investment Company shall incur any liability or responsibility in taking or omitting to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian or Investment Company to be genuine and to have been properly executed. The Custodian and Investment

Company shall be under no duty of inquiry with respect to any such notice, election, instruction or written instrument, but in their discretion may request any tax waivers, proof of signatures or other evidence which is reasonably deemed necessary for their protection. The Custodian and the Investment Company, and their agents, affiliates, employees and assigns, shall have no responsibilities other than those provided for in the Custodial Agreement and shall not be liable for any mistake in judgement, or any action taken in good faith, or for any loss that is not a result of gross negligence or willful misconduct. To the fullest extent permitted by law, the Depositor, and the Depositor's successors (including the Depositor's beneficiary(ies) or estate, as the case may be) agree to at all times indemnify and hold harmless the Custodian and Investment Company, and their agents, affiliates, employees and assigns, from and against any and all liability that may be incurred in connection with the Depositor's account (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the custodial account, except those due to the indemnified person's own bad faith, gross neg ligence or willful misconduct. The Custodian shall not be under any duty to take any action not specified in this Agreement, unless the Depositor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.

                    INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE
                    STATEMENT FOR ROTH (AMERICAN DREAM) IRAS

1.   AM I ELIGIBLE TO CONTRIBUTE TO A ROTH IRA?

Anyone with compensation income whose adjusted gross income does not exceed the limits described below is eligible to contribute to a Roth IRA. You may also establish a Roth IRA to receive rollover contributions or transfers from another Roth IRA or, in some cases, from a Traditional IRA. You may not roll amounts into a Roth IRA from other retirement plans such as an employer-sponsored qualified plan. However, current law does not appear to prohibit a rollover from a qualified plan into a Traditional IRA and then from the Traditional IRA into a Roth IRA.

2.   WHEN CAN I MAKE CONTRIBUTIONS?

You may make annual contributions to your Roth IRA any time up to and including the due date for filing your tax return for the year, not including extensions. Unlike a Traditional IRA, you may continue to make regular contributions to your Roth IRA even after you attain age 70-1/2. In addition, rollover contributions and transfers (to the extent permitted as discussed below) may be made at any time, regardless of your age.

3.   HOW MUCH MAY I CONTRIBUTE TO A ROTH IRA?

You may make annual contributions to a Roth IRA in any amount up to 100% of your compensation for the year or $2,000, whichever is less. The $2,000 limitation is reduced by any contributions made by you or on your behalf to any other individual retirement plan (such as a Traditional IRA). (Legislation pending as of this printing clarifies that, for this purpose, the term individual retirement plan does not include SEP IRAs or SIMPLE IRAs.) However, your annual contribution limitation is not reduced by contributions you make to an Education IRA that covers someone other than yourself. Qualifying rollover contributions and transfers are not subject to these limitations.

In addition, if you are married and file a joint return, you may make contributions to your spouse's Roth IRA. However, the maximum amount contributed to both your own and to your spouse's Roth IRA may not exceed 100% of your combined compensation or $4,000, whichever is less. The maximum amount that may be contributed to either your Roth IRA or your spouse's Roth IRA is $2,000. Again, these dollar limits are reduced by any contributions made by or on behalf of you or your spouse to any other individual retirement plan (such as a Traditional IRA), except that the limit is not reduced for contributions either of you make to an Education IRA for someone other than yourselves.

As noted in Item 1, your eligibility to contribute to a Roth IRA depends on your adjusted gross income (as defined below). The amount that you may contribute to a Roth IRA is reduced proportionately for adjusted gross income as calculated above which exceeds the applicable dollar amount. The applicable dollar amount is $95,000 for a taxpayer filing as an individual or head of household and $150,000 for a taxpayer filing as a married individual filing a joint tax return. The applicable dollar limit for a taxpayer filing as a married individual filing a separate return is $0. If your adjusted gross income as calculated above exceeds the applicable dollar amount by $15,000 or less ($10,000 or less in the case of a married individual filing jointly), you may make a contribution to a Roth IRA. The amount you may contribute, however, will be less than $2,000. (Legislation pending as of this printing would change the phaseout range for a married individual filing separately from $0 to $10,000.) Note that the amount you may contribute to a Roth IRA is not affected by your participation in an employer-sponsored retirement plan.

For this purpose, your adjusted gross income (l) is determined without regard to the exclusions from income arising under Section 135 (exclusion of certain savings bond interest), Section 137 (exclusion of certain employer provided adoption expenses) and Section 911 (certain exclusions applicable to U.S. citizens or residents living abroad) of the Code, (2) is reduced by the amount paid under an endowment con tract described in Section 408(b) of the Code which is properly allocated to the cost of life insurance, (3) takes into account the passive loss limitations under Section 469 of the Code and any taxable benefits under the Social Security Act and Railroad Retirement Act as determined in accordance with Section 86 of the Code, (4) does not take into account income from rollovers of Traditional IRAs, and (5) does take into account the deduction for a Traditional IRA. (Legislation pending as of this printing indicates that the deduction for a contribution to a Traditional IRA would not be taken into account for determining your adjusted gross income.)

To determine the amount you may contribute to a Roth IRA (assuming you have at least $2,000 of income), use the following calculations:

     (a) Subtract the amount contributed on your behalf to all Traditional IRAs and employer-sponsored individual retirement plans from $2,000. This amount is known as the "maximum potential contribution."

     (b) Subtract the applicable dollar amount from your adjusted gross income as determined above. If the result is $15,000 or more ($10,000 or more in the case of a married individual filing jointly), you cannot make a contribution to a Roth IRA.

     (c) Divide the above figure by $15,000 ($10,000 in the case of a married individual filing jointly), and multiply that percentage by the maximum possible contribution.

     (d) Subtract the dollar amount (result from (c) above) from the maximum possible contribution to determine the amount you may contribute to a Roth IRA.

(Legislation pending as of this printing indicates that you are eligible to make a contribution to a Roth IRA of the lesser of: (i) $2,000 (assuming you have at least $2,000 of income) less contributions to all other individual retirement accounts or (ii) $2,000 minus the quantity $2,000 times the fraction determined in part (c))

If the contribution limit is not a multiple of $10 then it should be rounded up to the next $10. If you are eligible to make any contribution, you may make a minimum $200 contribution.

Your contribution to a Roth IRA is not reduced by any amount you contribute to an Education IRA for the benefit of someone other than yourself. If you are the beneficiary of an Education IRA, additional limits may apply to you. Please contact your tax advisor for more information.

4.   CAN I ROLL OVER OR TRANSFER AMOUNTS FROM
     OTHER IRAS?

You are allowed to "roll over" a distribution or transfer your assets from one Roth IRA to another without any tax liability. Rollovers between Roth IRAs are permitted once per year and must be accomplished within 60 days after the distribution. In addition, if you are a single, head of household or married filing jointly taxpayer and your adjusted gross income is not more than $100,000, you may roll over amounts from anoth er individual retirement plan (such as a Traditional IRA) to a Roth IRA. Such amounts are subject to tax as if they were additional income to you for the year, but are not subject to the 10% penalty tax. (However, under legislation pending as of this printing, if the amount rolled over is distributed before the end of the five-tax-year period beginning with the beginning of the tax year of the rollover, a 10% penalty tax will apply to the taxed portion of the rollover.)

If you roll over amounts from a Traditional IRA to a Roth IRA during 1998, you may take advantage of special tax treatment. Under the special rules, you may take your rollover into income as if one quarter of the amount rolled over was distributed to you in 1998 and one quarter of the amount was distributed to you in each of the following three years.

(Legislation pending as of this printing indicates that if you die prior to taking all four amounts into income, the remaining amounts are included in income for the year of your death unless you have a spouse and your spouse elects to take those amounts into the spouse's income over the remaining period.)

Subject to the foregoing limits, you may also directly convert a Traditional IRA to a Roth IRA with similar tax results.

Furthermore, if you have made contributions to a Traditional IRA during the year in excess of the deductible limit, you may convert those nondeductible IRA contributions to contributions to a Roth IRA (subject to the contribution limit for a Roth IRA).

You may not roll over amounts to a Roth IRA from a qualified retirement plan or any other retirement plan that is not an individual retirement plan.

5.   WHAT IF I MAKE AN EXCESS CONTRIBUTION?

Contributions that exceed the allowable maximum for federal income tax purposes are treated as excess contributions. A nondeductible penalty tax of 6% of the excess amount contributed will be added to your income tax for each year in which the excess contribution remains in your account.

6.   HOW DO I CORRECT AN EXCESS CONTRIBUTION?

If you make a contribution in excess of your allowable maximum, you may correct the excess contribution and avoid the 6% penalty tax for that year by withdrawing the excess contribution and its earnings on or before the date, including extensions, for filing your tax return for the tax year for which the contribution was made. Any earnings on the withdrawn excess contribution may also be subject to the 10% early distribution penalty tax if you are under age 59-1/2 or have not satisfied the five-year requirement described below. In addition, although you will still owe penalty taxes for one or more years, excess contributions may be withdrawn after the time for filing your tax return. Finally, excess contributions for one year may be carried forward and applied against the contribution limitation in succeeding years.

(Legislation pending as of this printing would permit an individual who is partially or entirely ineligible for a Roth IRA to transfer amounts of up to $2,000 to a nondeductible Traditional IRA (subject to reduction for amounts remaining in the Roth IRA and for other Traditional IRA contributions).)

7.   WHAT FORMS OF DISTRIBUTION ARE AVAILABLE FROM
     A ROTH IRA?

You may at any time request distribution of all or any portion of your account. However, distributions made prior to your attainment of age 59-1/2 (or in some cases within five years of establishing your account) may produce adverse tax consequences.

8.   WHEN MUST DISTRIBUTIONS FROM A ROTH IRA
     BEGIN?

Unlike Traditional IRAs, there is no requirement that you begin distribution of your account at any particular age.

9.   ARE THERE DISTRIBUTION RULES THAT APPLY AFTER
     MY DEATH?

Your account must be distributed after your death in accordance with rules similar to those that apply to distributions from a Traditional IRA. Thus, although the IRS has not issued guidance, the Roth Custodial Agreement requires that your remaining interest in your Roth IRA will, at the election of you or your beneficiary, (i) be distributed by December 31 of the year in which occurs the fifth anniversary of your death, or (ii) commence to be distributed by December 31 of the year following your death over a period not exceeding the life expectancy of your designated beneficiary. If distributions do not commence by the December 31 following the year of your death, distributions will be made in accordance with option (i). Notwithstanding the foregoing, if your sole beneficiary is your surviving spouse, he or she will be treated as the depositor.

10.  HOW ARE DISTRIBUTIONS FROM A ROTH IRA TAXED
     FOR FEDERAL INCOME TAX PURPOSES?

Amounts distributed to you are generally excludable from your gross income if they (i) are paid after you attain age 59-1/2, (ii) are made to your beneficiary after your death, (iii) are attributable to your becoming disabled, (iv) subject to various limits, are made for the purchase of a first home (or for a second or subsequent home in certain limited cases) for you, your spouse, or your or your spouse's children, grandchildren, or parents, or (v) are rolled over to another Roth IRA.

Regardless of the foregoing, if you or your beneficiary receive a distribution within the five-taxable-year period starting with the beginning of the year to which your initial contribution to your Roth IRA applies, the earnings on your account are includable in taxable income. In addition, if you roll over funds to your Roth IRA from another individual retirement plan (such as a Traditional IRA or another Roth IRA into which amounts were rolled from a Traditional IRA), the portion of a distribution attributable to rolled-over amounts which exceeds the amounts taxed in connection with the conversion to a Roth IRA is includable in income (and subject to penalty tax) if it is distributed prior to the end of the five-tax-year period beginning with the start of the tax year during which the rollover occurred. (Under legislation pending at the date of this printing, an amount taxed in connection with a rollover would be subject to a 10% penalty tax if it is distributed before the end of the five-tax-year period. The pending legislation also suggests that if an individual makes multiple taxable rollovers to the same Roth IRA, the five-year period runs from the date of the most recent rollover.)

In any event, any part of a distribution to you that constitutes a return of your contributions will not be included in your taxable income. Amounts distributed to you are treated as coming first from your nondeductible contributions. (Legislation pending as of this printing clarifies that the next portion of a distribution is treated as coming from amounts which have been rolled over from a Traditional IRA and are subject to the four-year recognition treatment described above. Next, amounts are treated as coming from other rollovers from a Traditional IRA. Any remaining amounts are treated as distributed last.) Any portion of your distribution which does not meet the criteria for exclusion from gross income is also subject to a 10% penalty tax. Note that to the extent a distribution would be taxable to you, neither you nor anyone else can qualify for capital gains treatment for amounts distributed from your account. Similarly, you are not entitled to the special five- or ten-year averaging rule for lump-sum distributions that may be available to persons receiving distributions from certain other types of retirement plans. Rather, the taxable portion of any distribution is taxed to you as ordinary income. Your Roth IRA is not subject to taxes on excess distributions or on excess amounts remaining in your account as of your date of death.

You may be required to indicate on distribution requests whether or not federal income taxes should be withheld on the taxable portion (if any) of a distribution from a Roth IRA. Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding with respect to the taxable portion (if any) of a distribution to the extent required under federal law. (Note that legislation pending as of this printing clarifies that, for federal tax purposes, Roth IRAs are taxed separately from Traditional IRAs, Roth IRAs with rollovers are taxed separately from Roth IRAs without rollovers, and Roth IRAs with rollovers with different five-year periods are taxed separately.)

11.  ARE THERE PENALTIES FOR EARLY DISTRIBUTION FROM
     A ROTH IRA?

As indicated above, earnings on your contributions that are distributed before certain events are subject to various taxes.

12.  WHAT IF I ENGAGE IN A PROHIBITED TRANSACTION?

If you engage in a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code, your account could lose its tax-favored status. Examples of prohibited transactions are:

     (a) the sale, exchange, or leasing of any property between you and your account,

     (b) the lending of money or other extensions of credit between you and your account,

     (c) the furnishing of goods, services, or facilities between you and your account.

13. WHAT IF I PLEDGE MY ACCOUNT?

If you use (pledge) all or part of your Roth IRA as security for a loan, your account may lose its tax-favored status.

14.  HOW ARE CONTRIBUTIONS TO A ROTH IRA REPORTED FOR FEDERAL TAX PURPOSES?

As of the date of this printing, the Internal Revenue Service had not issued forms for reporting information related to contributions to and distributions from a Roth IRA.

15.  HOW ARE EARNINGS ON MY ACCOUNT CALCULATED AND ALLOCATED?

The method of computing and allocating annual earnings is set forth in the Roth Individual Retirement Account Custodial Agreement. The growth in value of your IRA is neither guaranteed nor projected.

16.  IS THERE ANYTHING ELSE I SHOULD KNOW?

Your Roth Individual Retirement Custodial Account is established using the provisions of IRS Form 5305-RA, Roth Individual Retirement Custodial Account, which has been approved as to form by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to the form of the Plan and does not represent a determination of the merits of the Plan as adopted by you or an endorsement of the investment funds selected. You may obtain further information with respect to your Roth Individual Retirement Account from any district office of the Internal Revenue Service and/or from IRS Publication 590, Individual Retirement Arrangements. The statute provides that Roth IRAs are to be treated the same as Traditional IRAs for most purposes. As the IRS clarifies its interpretation of the statute, revised or updated information will be provided.

                      ROTH INDIVIDUAL RETIREMENT CUSTODIAL
                                ACCOUNT AGREEMENT
                                IRS FORM 5305-RA
                             (REVISED JANUARY 1998)

By executing the IRA Application, the IRA applicant (the "Depositor") and Firstar Trust Company (the "Custodian") make the following agreement establishing a Roth IRA (under Section 408A of the Internal Revenue Code):

ARTICLE I

1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in Section 408A(e), the Custodian will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Depositor.

2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

ARTICLE II

The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single depositor, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married Depositor who files jointly, between AGI of $150,000 and $160,000; and for a married Depositor who files separately, between $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA Conversion Contributions in a tax year if the Depositor's AGI for that tax year exceeds $100,000 or if the depositor is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

ARTICLE III

The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE IV

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) except as otherwise permitted by Section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

ARTICLE V

1. If the Depositor dies before his or her entire interest is distributed to him or her and the grantor's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

     (a) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

     (b) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Depositor's death.

If distributions do not begin by the date described in (b), distribution method
(a) will apply.

2. In the case of distribution method l.(b) above, to determine the minimum annual payment for each year, divide the grantor's entire interest in the trust as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

3. If the Depositor's spouse is the sole beneficiary on the Depositor's date of death, such spouse will then be treated as the Depositor.

ARTICLE VI

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and 408A(d)(3)(E), regulations Sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with Section 408A, the related regulations, and other published guidance will be invalid.

ARTICLE VIII

This Agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear below.

ARTICLE IX

(Additional provisions agreed to by the Depositor and Custodian to complete this Agreement.)

1.   Investment of Account Assets.

     (a) All contributions to the custodial account shall be invested in the shares of any regulated investment company ("Investment Company") for which Thompson, Plumb & Associates, Inc. serves as Investment Advisor, or any other regulated investment company designated by the Investment Advisor. Shares of stock of an Investment Company shall be referred to as "Investment Company Shares."

     (b) Each contribution to the custodial account shall identify the depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

     (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment
         Company Shares.

     (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the custodial account and the Custodian shall not vote any such shares, except upon written direction of the Depositor. The custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the custodial account received by the Custodian.

     (e) The depositor may, at any time, by written notice to the Custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment Company. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

     (f) Neither the Custodian nor the Investment Company shall have any liability in connection with investment choices made by the Depositor or the Depositor's beneficiaries, as applicable.

2.   Distributions

     (a) The Custodian shall, from time to time, subject to the provisions of
         Article IV, make distributions out of the custodial account to the Depositor, in such manner and amounts as may be specified in written instructions of the Depositor. All such instructions shall be deemed to constitute a certification by the Depositor that the distribution so directed is one that the Depositor is permitted to receive.

     (b) Neither the Custodian nor the Investment Company shall have any liability with respect to any contribution to the custodial account, any investment of assets in the custodial account, or any distribution therefrom pursuant to instructions received from the Depositor (or beneficiary) or in accordance with this Agreement, or (or any consequences to the Depositor or beneficiary arising from such contribution, investments or distributions including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian or Investment Company be under any duty to make any inquiry or investigation with respect thereto.

3.    Amendment and Termination.

     (a) Thompson, Plumb & Associates, Inc., the Investment Advisor for the Investment Company, may amend the custodial account Agreement (including retroactive amendments) by delivering to the Custodian and the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Custodian and the Depositor shall be deemed to have consented to any such amendment not objected to in writing by the Custodian or Depositor within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the depositor or his or her beneficiaries.

     (b) The Depositor may terminate the custodial account at any time by delivering to the Custodian a written notice of such termination.

     (c) The custodial account shall automatically terminate upon distribution to the Depositor or his or her beneficiaries of its entire balance.

4.   Taxes and Custodial Fees.

Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the custodial account and any transfer taxes incurred shall be paid from the custodial account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, and the Custodian's compensation shall be paid from the custodial account, unless otherwise paid by the Depositor or his or her beneficiaries.

The Custodian's fees are set forth in a schedule provided to the Depositor. Extraordinary charges resulting from unusual administrative responsibilities not contemplated by the schedule will be subject to such additional charges as will reasonably compensate the Custodian. Fees for refund of excess contributions, transferring to a successor trustee or custodian, or redemption/reinvestment of Investment Company Shares will be deducted from the refund or redemption proceeds and the remaining balance will be remitted to the Depositor, or reinvested or transferred in accordance with the Depositor's instructions.

5.   Reports and Notices.

     (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the Custodian shall provide to the Depositor or his or her legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

     (b) All communications or notices shall be deemed to be given upon receipt by the Custodian at Firstar Trust Company, P.O. Box 701, Milwaukee, Wisconsin 53201-0701 or the Depositor at his most recent address shown in the custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

6.   Designation of Beneficiary.

The Depositor may designate a beneficiary or beneficiaries to receive benefits from the custodial account in the event of the depositor's death. In the event the depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

     (a) The spouse of the Depositor;

     (b) If the spouse shall predecease the depositor or if the Depositor does not have a spouse, then to the personal representative of the Depositor's estate.

The Depositor may also change or revoke any previously made designation of beneficiary. A designation or change or revocation of a designation shall be made by written notice in a form acceptable to and filed with the Custodian, prior to the complete distribution of the balance in the custodial account. The last such designation on file at the time of the Depositor's death shall govern. If a beneficiary dies after the Depositor, but prior to receiving his or her entire interest in the custodial account, the remaining interest in the custodial account shall be paid to the beneficiary's estate.

The Depositor accepts sole responsibility for any payment made pursuant to the Depositor's beneficiary designation, the provisions of the Custodial Agreement absent any such designation, and/or the provisions of any applicable community or marital property law.

7.   Inalienability of Benefits.

The benefits provided under this custodial account shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law.

8.   Rollover Contributions and Transfers.

Subject to the restrictions in Article I, the Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

9.   Conflict in Provisions.

To the extent that any provisions of this Article IX shall conflict with the provisions of Articles V, VI and/or VIII, the provisions of this Article IX shall govern. If any provision of this Article IX shall be determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

10.  Applicable State Law.

This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin.

11.  Limitation on Custodian and Investment Company Responsibility

Neither the Custodian, nor the Investment Company, will under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian or Investment Company incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Further, neither the Custodian nor the Investment Company shall incur any liability or responsibility in taking or omitting to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian or Investment Company to be genuine and to have been properly executed. The Custodian and Investment Company shall be under no duty of inquiry with respect to any such notice, election, instruction or written instrument, but in their discretion may request any tax waivers, proof of signatures or other evidence which is reasonably deemed necessary for their protection. The Custodian and the Investment Company, and their agents, affiliates, employees and assigns, shall have no responsibilities other than those provided for in the Custodial Agreement and shall not be liable for any mistake in judgement, or any action taken in good faith, or for any loss that is not a result of gross negligence or willful misconduct. To the fullest extent permitted by law, the Depositor, and the Depositor's successors (including the Depositor's beneficiary(ies) or estate, as the case may be) agree to at all times indemnify and hold harmless the Custodian and Investment Company, and their agents, affiliates, employees and assigns, from and against any and all liability that may be incurred in connection with the Depositor's account (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the custodial account, except those due to the indemnified person's own bad faith, gross negligence or willful misconduct. The Custodian shall not be under any duty to take any action not specified in this Agreement, unless the Depositor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.

                    INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE
                          STATEMENT FOR EDUCATION IRAS

1.   WHO IS ELIGIBLE FOR AN EDUCATION IRA?

Anyone may contribute to an Education IRA regardless of his or her relationship to the beneficiary. The beneficiary of an Education IRA must be under age 18 at the time a contribution is made to an Education IRA on his or her behalf. An Education IRA may also be established to receive rollover contributions or transfers from another Education IRA.

Education IRAs are subject to limitations based on the status of the contributor as well as the status of the beneficiary. For purposes of this discussion, except as noted, the term "beneficiary" is used to refer to an individual whose education is to be financed, in part or in whole, through an Education IRA.

2.   WHEN CAN I MAKE CONTRIBUTIONS TO AN EDUCATION IRA?

You may make contributions to an Education IRA for the calendar year regardless of your age; however, you may not make a contribution to an Education IRA after the beneficiary attains age 18. In addition, rollover contributions and transfers (as discussed below) may be made at any time, regardless of the age of the beneficiary.

3.   HOW MUCH MAY I CONTRIBUTE TO AN EDUCATION IRA?

The total of all contributions made to all Education IRAs that cover a particular beneficiary may not exceed $500 in a taxable year. It is the joint responsibility of the contributor and the beneficiary to verify that excess contributions are not made on behalf of a particular beneficiary. Qualifying rollover contributions and transfers are not subject to these limitations. Note that special rules apply to contributions to Education IRAs for purposes of gift and estate taxes.

In addition, if your adjusted gross income (or combined income if you file a joint tax return) as modified below exceeds certain limits, you are not eligible to make a contribution to an Education IRA. For this purpose your adjusted gross income is increased by amounts excluded under Section 911 (certain exclusions applicable to U.S. citizens or residents living abroad), Section 931 (certain exclusions applicable to U.S. citizens or residents living in Guam, American Samoa, or the Northern Mariana Islands), and Section 933

(certain exclusions applicable to U.S. citizens and residents living in Puerto
Rico) of the Code.

The amount you may contribute to an Education IRA for a particular beneficiary is reduced proportionately for adjusted gross income (as modified above) which exceeds the applicable dollar amount. The applicable dollar amount is $95,000 for an individual, a married individual filing a separate tax return, or a head of household and $150,000 for a married individual filing a joint tax return. (These amounts are not adjusted for cost-of-living changes or otherwise.) If your adjusted gross income as modified above exceeds the applicable dollar amount by $15,000 or less ($10,000 or less in the case of a married individual filing jointly), you may make a contribution to an Education IRA. The amount you may contribute, however, will be less than $500.

To determine the amount you may contribute to an

Education IRA, use the following calculations:

     (a) Subtract the applicable dollar amount from your adjusted gross income as modified above. If the result is $15,000 or more ($10,000 or more in the case of a married individual filing jointly), you may not make a contribution to an Education IRA.

     (b) Divide the above figure by $15,000 ($10,000 in the case of a married individual filing jointly), and multiply that percentage by $500.

     (c) Subtract the dollar amount (result from (b) above) from $500 to determine the amount that you may contribute to an Education IRA.

In addition to the limitations described above, the $500 may be reduced by other amounts contributed to an individual retirement plan for the benefit of a particular beneficiary, but is not affected by the adjusted gross income of the beneficiary.

If the beneficiary of the Education IRA also maintains a Traditional or Roth IRA, his or her overall contributions to other individual retirement plans may be limited. Please contact your tax advisor for more information.

4.   CAN I ROLL OVER OR TRANSFER AMOUNTS FROM
     ANOTHER EDUCATION IRA?

Amounts may be "rolled over" from one Education IRA to another Education IRA benefiting the same beneficiary. In addition, amounts may be rolled over without any tax liability to benefit (i) the spouse of the beneficiary, (ii) an ancestor of the beneficiary, (iii) a descendant of the beneficiary, of the beneficiary's parents, or of the beneficiary's spouse, or (iv) the spouse of a lineal descendant of an individual described in (iii). Rollovers between Education IRAs may be made once per year and must be accomplished within 60 days after the distribution.

5.   WHAT IF I MAKE AN EXCESS CONTRIBUTION?

Contributions that exceed the allowable maximum for federal income tax purposes are treated as excess contributions. A nondeductible penalty tax of 6% of the excess amount contributed must be paid for each year in which the excess contribution remains in the beneficiary's account.

6.   HOW DO I CORRECT AN EXCESS CONTRIBUTION?

If a contribution in excess of the allowable maximum is made, it may be corrected to avoid the 6% penalty tax for that year by withdrawing the excess contribution and its earnings on or before the date, including extensions, for filing the tax return for the contributor's tax year for which the contribution was made. (Legislation pending as of this printing would use the beneficiary's tax year rather than the contributor's.) Any earnings on the withdrawn excess contribution will be taxable in the year the excess contribution was made and will be subject to a 10% tax penalty.

7.   WHAT FORMS OF DISTRIBUTION ARE AVAILABLE FROM
     AN EDUCATION IRA?

Distributions may be made as a lump sum of the entire account, or distributions of a portion of the account may be as requested.

8.   WHEN MUST DISTRIBUTIONS FROM AN EDUCATION
     IRA BEGIN?

There is no requirement that a beneficiary begin distribution of an Education IRA account at any particular age. (Legislation pending as of the date of this printing would in general require distribution within 30 days of the earlier of the beneficiary's death or attainment of age 30 and would deem distribution to


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occur for any amounts not distributed within such time.)

9.   ARE THERE DISTRIBUTION RULES THAT APPLY AFTER
     DEATH?

Special rules apply in the case of the divorce or death of a beneficiary of an Education IRA. (In particular, under legislation pending as of this printing, any balances to the credit of a beneficiary must be distributed to his or her beneficiary within 30 days of death.)

10.  HOW ARE DISTRIBUTIONS FROM AN EDUCATION IRA
     TAXED FOR FEDERAL INCOME TAX PURPOSES?

Amounts distributed are generally excludable from gross income if they do not exceed the beneficiary's "qualified higher education expenses" for the year or are rolled over to another Education IRA. "Qualified higher education expenses" generally include the cost of tuition, fees, books, supplies, and equipment for enrollment at (i) accredited post-secondary educational institutions offering credit toward a bachelor's degree, an associate's degree, a graduate-level or professional degree or another recognized post-secondary credential and (ii) certain vocational schools. In addition, room and board may be covered if the beneficiary is at least a "half-time" student. This amount may be reduced by certain scholarships, qualified state tuition programs, HOPE, Lifetime Learning tax credits, and other amounts paid on the beneficiary's behalf. To the extent payments during the year exceed such amounts, they are partially taxable and partially nontaxable similar to payments received from an annuity. Any taxable portion of a distribution is subject to a 10% penalty tax in addition to income tax unless the distribution is due to the death or disability of the beneficiary or made on account of scholarship received by the beneficiary. A beneficiary may elect to waive the exclusion from gross income for qualified higher education expenses and treat the entire distribution as if it were a payment from an annuity.

To the extent a distribution is taxable, capital gains treatment does not apply to amounts distributed from the account. Similarly, the special five- and ten-year averaging rules for lump-sum distributions do not apply to distributions from an Education IRA. The taxable portion of any distribution is taxed as ordinary income except the portion of a distribution that represents a return of nondeductible contributions.

The recipient of a distribution may need to indicate on certain distribution requests whether or not federal income taxes should be withheld. Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding with respect to the taxable portion (if any) of the distribution to the extent required under federal law.

11.  WHAT IF A PROHIBITED TRANSACTION OCCURS?

If a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code, occurs, the Education IRA could be disqualified. Rules similar to those that apply to Traditional IRAs will apply.

12.  WHAT IF THE EDUCATION IRA IS PLEDGED?

If all or part of the Education IRA is pledged as security for a loan, rules similar to those that apply to Traditional IRAs will apply. In general, those rules provide that the amount pledged is treated as distributed.

13.  HOW ARE CONTRIBUTIONS TO AN EDUCATION IRA
     REPORTED FOR FEDERAL TAX PURPOSES?

As of the date of this Disclosure Statement, the Internal Revenue Service had not issued forms for reporting information related to contributions to and distributions from an Education IRA.

14.  HOW ARE EARNINGS ON AN EDUCATION IRA
     CALCULATED AND ALLOCATED?

The method of computing and allocating annual earnings is expected to be set forth in an IRS pre-approved Education Individual Retirement Account Custodial Agreement. The growth in value of the IRA is neither guaranteed nor projected.

15.  IS THERE ANYTHING ELSE I SHOULD KNOW?

As the IRS clarifies its interpretation of the Education IRA provisions of the Code, revised or updated information will be provided to you.

                    EDUCATION INDIVIDUAL RETIREMENT CUSTODIAL
                                ACCOUNT AGREEMENT

The depositor whose name appears above is establishing an education individual retirement custodial account under Section 530 for the benefit of


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



the designated beneficiary whose name appears above exclusively to pay for the qualified higher education expenses, within the meaning of Section 530(b)(2), of such designated beneficiary.

The custodian named above has provided the depositor with a concise statement disclosing the provisions governing Section 530. This disclosure statement must include an explanation of the statutory requirements applicable to, and the income tax consequences of establishing and maintaining an account under,
Section 530. Providing the depositor with a copy of Notice 97-60, 1997-46
I.R.B. 8 (November 17, 1997) is considered a sufficient disclosure statement. The custodian also will provide a copy of this form and the disclosure statement to the responsible individual, as defined in Article VI below, if the responsible individual is not the same person as the depositor.

The depositor and the custodian make the following agreement:

ARTICLE I

The custodian may accept additional cash contributions. These contributions may be from the depositor, or from any other individual, for the benefit of the designated beneficiary, provided the designated beneficiary has not attained the age of 18 as of the date such contributions are made. Total contributions that are not rollover contributions described in Section 530(d)(5) are limited to a maximum amount of $500 for the taxable year.

ARTICLE II

The maximum aggregate contribution that an individual may make to the custodial account in any year may not exceed the $500 in total contributions that the custodial account can receive. In addition, the maximum aggregate contribution that an individual may make to the custodial account in any year is phased out for unmarried individuals who have modified adjusted gross income (AGI) between $95,000 and $110,000 for the year of the contribution and for married individuals who file joint returns with modified AGI between $150,000 and $160,000 for the year of the contribution. Unmarried individuals with modified AGI above $110,000 for the year and married individuals who file joint returns and have modified AGI above $160,000 for the year may not make a contribution for that year. Modified AGI is defined in Section 530(c)(2).

ARTICLE III

No part of the custodial account funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common investment fund (within the meaning of Section 530(b)(1)(D)).

ARTICLE IV

1. Any balance to the credit of the designated beneficiary on the date on which such designated beneficiary attains age 30 shall be distributed to the designated beneficiary within 30 days of such date.

2. Any balance to the credit of the designated beneficiary shall be distributed to the estate of the designated beneficiary within 30 days of the date of such designated beneficiary's death.

ARTICLE V

The depositor shall have the power to direct the custodian regarding the investment of the above-listed amount assigned to the custodial account (including earnings thereon) in the investment choices offered by the custodian. The responsible individual, however, shall have the power to redirect the custodian regarding the investment of such amounts, as well as the power to direct the custodian regarding the investment of all additional contributions (including earnings thereon) to the custodial account. In the event that the responsible individual does not direct the custodian regarding the investment of additional contributions (including earnings thereon), the initial investment direction of the depositor also will govern all additional contributions made to the custodial account until such time as the responsible individual otherwise directs the custodian. Unless otherwise provided in this agreement, the responsible individual also shall have the power to direct the custodian regarding the administration, management, and distribution of the account.

ARTICLE VI

The "responsible individual" named by the depositor shall be a parent or guardian of the designated beneficiary. The custodial account shall have only one


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



responsible individual at any time. If the responsible individual becomes incapacitated or dies while the designated beneficiary is a minor under state law, the successor responsible individual shall be the person named to succeed in that capacity by the preceding responsible individual in a witnessed writing or, if no successor is so named, the successor responsible individual shall be the designated beneficiary's other parent or successor guardian. Unless otherwise directed by checking the option below, at the time that the designated beneficiary attains the age of majority under state law, the designated beneficiary becomes the responsible individual.

[ ] Option (This provision is effective only if checked): The responsible individual shall continue to serve as the responsible individual for the custodial account after the designated beneficiary attains the age of majority under state law and until such time as all assets have been distributed from the custodial account and the custodial account terminates. If the responsible individual becomes incapacitated or dies after the designated beneficiary reaches the age of majority under state law, the responsible individual shall be the designated beneficiary.

ARTICLE VII

The responsible individual may or may not change the beneficiary designated under this agreement to another member of the designated beneficiary's family described in Section 529(e)(2) in accordance with the custodian's procedures.

ARTICLE VIII

1. The depositor agrees to provide the custodian with the information necessary for the custodian to prepare any reports required under Section 530(h).

2. The custodian agrees to submit reports to the Internal Revenue Service and the responsible individual as prescribed by the Internal Revenue
     Service.

ARTICLE IX

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV will be controlling. Any additional articles that are not consistent with Section 530 and related regulations will be invalid.

ARTICLE X

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the depositor and the custodian whose signatures appear below.

ARTICLE XI

1.   Investment of Account Assets.

     (a) All contributions to the custodial account shall be invested in the shares of any regulated investment company ("Investment Company") for which Thompson, Plumb & Associates, Inc. serves as Investment Advisor, or any other regulated investment company designated by the Investment Advisor. Shares of stock of an Investment Company shall be referred to as "Investment Company Shares."

     (b) Each contribution to the custodial account shall identify the designated beneficiary's account number and shall be accompanied by a signed statement directing the investment of that contribution into the designated beneficiary's account. The custodian may return to the contributor, without liability for interest thereon, any contribution which is not accompanied by such information and such appropriate signed statement directing investment of that contribution.

     (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash, the custodian shall elect to receive such distribution in additional like Investment Company Shares.

     (d) All Investment Company Shares acquired by the custodian shall be registered in the name of the custodian or its nominee. The designated beneficiary shall be the beneficial owner of all Investment Company Shares held in the custodial account and the custodian shall not vote any such shares, except upon written direction of the responsible individual. The custodian agrees to forward to the responsible individual each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the custodial account received by the custodian.

     (e) The responsible individual may, at any time, by written notice to the custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment Company. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

     (f) To the extent a responsible individual for the designated beneficiary makes or has power to make decisions as to the investment of the designated beneficiary's account, that party acknowledges that such decisions are binding and nonvoidable.

     (g) Neither the custodian nor the Investment Company shall have any liability in connection with investment choices made by the depositor or the depositor's beneficiaries, as applicable.

2.   Amendment and Termination

     (a) The custodian or Investment Company may amend the Custodial Account (including retroactive amendments) by delivering to the responsible individual written notice of such amendment setting forth the substance and effective date of the amendment. The responsible individual shall be deemed to have consented to any such amendment not objected to in writing by the responsible individual within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the designated beneficiary.

     (b) The responsible individual may terminate the custodial account at any time by delivering to the custodian a written notice of such termination.

     (c) The custodial account shall automatically terminate upon distribution to the designated beneficiary or his or her estate of its entire balance.

3.   Taxes and Custodial Fees

Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the custodial account and any transfer taxes incurred shall be paid from the custodial account. All administrative expenses incurred by the custodian in the performance of its duties, including fees for legal services rendered to the custodian, and the custodian's compensation shall be paid from the custodial account, unless otherwise paid by the beneficiary or his or her estate.

The custodian's fees are set forth in a schedule provided to the responsible individual. Extraordinary charges resulting from unusual administrative responsibilities not contemplated by the schedule will be subject to such additional charges as will reasonably compensate the custodian. Fees for refund of excess contributions, transferring to a successor trustee or custodian, or redemption/reinvestment of Investment Company Shares will be deducted from the refund or redemption proceeds and the remaining balance will be remitted to the designated beneficiary, or reinvested or transferred in accordance with the responsible individual's instructions.

4.   Reports and Notices

     (a) The custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the custodian shall provide to the responsible individual a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

     (b) All communications or notices shall be deemed to be given upon receipt by the custodian at Firstar Trust Company, P.O. box 701, Milwaukee, Wisconsin 53201-0701 or the responsible individual at his most recent address shown in the custodian's records. The


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


         responsible individual agrees to advise the custodian promptly, in writing, of any change of address.

5.   Monitoring of Contribution Limitations
Information

Neither the custodian nor the Investment Company shall not be responsible for monitoring the amount of contributions made to the designated beneficiary's account or the income levels of any depositor or contributor for purposes of assuring compliance with applicable state or federal tax laws.

6.   Inalienability of Benefits

The benefits provided under this custodial account shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law. However, the responsible individual may change the designated beneficiary under the agreement to another member of the designated beneficiary's family described in Internal Revenue Code Section 529(e)(2) in accordance with the custodian's procedures.

7.   Rollover Contributions and Transfers

The custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

8.   Conflict in Provisions

To the extent that any provisions of this Article XI on the Education IRA Application shall conflict with the provisions of Articles V through VIII or X, the provisions of this Article XI shall govern. If any provision of this Article IX shall be determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

9    Applicable State Law

This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin.

10.  Limitation on Custodian and Investment Company
Responsibility

Neither the Custodian, nor the Investment Company, will under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian or Investment Company incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Further, neither the Custodian nor the Investment Company shall incur any liability or responsibility in taking or omitting to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian or Investment Company to be genuine and to have been properly executed. The Custodian and Investment Company shall be under no duty of inquiry with respect to any such notice, election, instruction or written instrument, but in their discretion may request any tax waivers, proof of signatures or other evidence which is reasonably deemed necessary for their protection. The Custodian and the Investment Company, and their agents, affiliates, employees and assigns, shall have no responsibilities other than those provided for in the Custodial Agreement and shall not be liable for any mistake in judgement, or any action taken in good faith, or for any loss that is not a result of gross negligence or willful misconduct. To the fullest extent permitted by law, the Depositor, and the Depositor's successors (including the Depositor's beneficiary(ies) or estate, as the case may be) agree to at all times indemnify and hold harmless the Custodian and Investment Company, and their agents, affiliates, employees and assigns, from and against any and all liability that may be incurred in connection with the Depositor's account (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial Account, except those due to the indemnified person's own bad faith, gross neg ligence or willful misconduct.


                                       30